Exhibit 99.1

EPL Announces Departure of Tim Woodall as Chief Financial Officer

New Orleans, Louisiana, May 9, 2007…Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today announced that Timothy R. Woodall, EPL’s Executive Vice President and Chief Financial Officer, has resigned in order to pursue other options.

The Company has just initiated a search for a new Chief Financial Officer. In the interim, the individuals who shared Mr. Woodall’s primary responsibilities prior to his arrival in August 2006 will again share those responsibilities.  These individuals include Joseph LeBlanc, Dina Bracci Riviere and T.J. Thom, the Company’s Treasurer, Controller and Director of Investor Relations, respectively.

Richard A. Bachmann, EPL's Chairman and Chief Executive Officer, said, “EPL is fortunate in having a deep bench of individuals with the financial expertise needed to ensure that things run smoothly as we conduct our search for a new CFO.  We will continue our focus on our core business and our determination to create value for shareholders.”

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana.  The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.
Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006 and Form 10-Q as of March 31, 2007, for a discussion of these risks.

This announcement does not constitute an offer or invitation to purchase nor a solicitation of an offer to buy or sell any securities of EPL.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contacts

Investors:

T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)
Energy Partners Ltd.

Media:

Steve Frankel/ Jeremy Jacobs (212-355-4449)
Joele Frank, Wilkinson Brimmer Katcher